CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Forest Laboratories, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 033-54965) and Form S-8 (No. 333-118969, No. 333-48656, No. 333-65715, No. 033-56221 and No. 333-145415 and No. 333-170625) of Forest Laboratories, Inc. and Subsidiaries of our reports dated May 25, 2012 relating to the consolidated financial statements, and the effectiveness of Forest Laboratories, Inc. and Subsidiaries’ internal control over financial reporting, which appear in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated May 25, 2012 relating to the financial statement schedule, which appears in this Form 10-K.

 /s/ BDO USA, LLP
BDO USA, LLP

New York, New York
May 25, 2012